Exhibit 2

Media release

8 September 2005

Westpac appoints new asset and lease management provider

Westpac Banking Corporation today announced that United KFPW has the contract to be the bank’s asset and lease management provider for its property portfolio following a market tender.

The five year contact covers more than $300 million of leases for 530,000 sqm of Westpac space across 1630 commercial and retail properties.

According to Westpac’s General Manager Property Lyn Lennard: “We re-tendered the contract after five years with our existing provider as our requirements had changed, in particular the consolidation of our premises, as well as developments in the property service market.

“With United managing property financial transactions worth over $7bn per annum, Westpac will benefit from the scale that United can provide as well as their well developed IT systems capability.”

United KFPW, a division of the United Group are the largest provider of property services in Australia, with depth of experience in real estate, facilities management and project management services.

The new contract commences in December 2005.

Ends.

For Further Information

Julia Quinn
Media Relations
Westpac Banking Corporation
Ph: 02 9226 3443 or 0409 311 197